EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-4 of Abri SPAC I, Inc. of our report dated April 28, 2023, with respect to our audits of DLQ, Inc’s (the Company) carve-out consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended, which appears in this Proxy Statement/Prospectus on Form S-4. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Proxy Statement/Prospectus.

/s/ Frazier & Deeter

Tampa, Florida

May 11, 2023